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                                                                      EXHIBIT 99


                             FOR IMMEDIATE RELEASE
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Guest Supply, Inc.                                            Contact:
4301 U.S. Highway One                                         Richard Sampson
P.O. Box 902                                                  (419) 824-2488
Monmouth Junction, NJ 08852                                   Guest Supply, Inc.
                                                              (609) 514-9696
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                   Guest Supply Acquires Nasco Supply Company


Monmouth Junction, New Jersey, April 26, 1999... Guest Supply, Inc. (NYSE:GSY ) said today that it has completed the previously announced acquisition of Nasco Supply Company. With revenue in excess of $65 million, Nasco, headquartered in Chatsworth, California, is one of the largest suppliers of textile products to the lodging industry.

Commenting on the acquisition, Clifford W. Stanley, President and CEO of Guest Supply said, "The acquisition of Nasco is a major step in furthering Guest Supply's strategic mission of being the leading supplier in the $2.4 billion market for hotel housekeeping supplies. We are extremely excited about the many opportunities this business combination presents. Together, Guest Supply and Nasco will be the largest supplier of textiles to the lodging industry. Nasco's strong management, experienced sales team, complete product line, broad customer base, and expertise in textiles will be complimented by Guest Supply's direct sales/distribution network and national account relationships. Many cross selling opportunities will be available to both the Guest Supply and Nasco sales forces. The increased volume resulting from the acquisition will enhance economies of scale at every level of the business from procurement through customer delivery. While completely integrating the companies will take several months, we do expect the acquisition to be accretive to earnings in fiscal 1999."

This press release contains forward-looking information about the Company's projected operating results and the Company's plan for achieving such results. The Company's ability to achieve its projected results is dependent on many factors, which are outside of management's control. Some of the most significant factors include an unanticipated downturn in the lodging industry resulting in lower demand for the Company's products, the unanticipated loss of or decline in sales to a major customer, unanticipated difficulties with the integration of Nasco Supply, failure to secure new business and unforeseen inefficiencies at the Company's manufacturing facility. In addition, difficulties in completing remediation of Year 2000 issues by the Company, its customers or suppliers may have a material adverse effect on the Company and its operations. Accordingly, there can be no assurances that any anticipated future results will be achieved.

Guest Supply, Inc. is a leading supplier of personal care amenities and other operating supplies to the lodging industry and a manufacturer of health and beauty aid products for consumer products companies and retailers.